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                                                                    EXHIBIT 99.1
(POPE & TALBOT, INC. LOGO)
                              POPE & TALBOT, INC.
                                     NEWS


                                                             Contact: Maria Pope
RELEASE NO. 01-05                                                   503-228-9161
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For Release March 29, 2001


                 POPE & TALBOT ANNOUNCES INTENTION TO ACQUIRE
                  MACKENZIE PULP MILL FROM NORSKE SKOG CANADA


     PORTLAND, OR - - Pope & Talbot, Inc. announced today the signing of a definitive agreement to acquire the Mackenzie pulp mill from Norske Skog Canada for an estimated Canadian $163 million or approximately US $104 million. The purchase price will be paid with Canadian $123 million or approximately US $78 million in cash and 1,750,000 shares of Pope & Talbot common stock. The transaction is expected to close on May 31, 2001 and is subject to normal course regulatory filings and other customary conditions.

     The Mackenzie pulp mill, located in Northern British Columbia, has an annual capacity of 230,000 metric tons of Northern Bleached Softwood Kraft
(NBSK) chip and sawdust pulp. The Mackenzie pulp mill was built in 1972 and was significantly modernized in 1996 with the addition of sawdust digesting production capabilities. In 2000, revenues were Canadian $170 million or approximately US $108 million.

     "The acquisition of the Mackenzie pulp mill is a great strategic fit for Pope & Talbot," stated Michael Flannery, Chairman and Chief Executive Officer. "Mackenzie produces some of the strongest and brightest NBSK pulp on the market. The mill's products, customers and operations are complementary to Pope & Talbot's existing pulp mills in British Columbia and Oregon." Mr. Flannery went on to state, "I am very pleased with the opportunistic purchase price of approximately US $450 per metric ton, of which US $370 per metric ton represents the
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mill's property, plant and equipment.  The acquisition is conservatively financed with approximately 25 percent of the purchase price being paid in Pope & Talbot shares. The cash portion will be coming from the Company's existing cash balances as well as expanded and existing committed bank lines of credit."

     Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and traded on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces market pulp and softwood lumber at mills in the US and Canada. Markets for the Company's products include the US, Europe, Canada, South America, Japan and other Pacific Rim Countries. For more information on Pope & Talbot, please check the website: www.poptal.com.

     Pope & Talbot, Inc. will be holding a conference call on Friday, March 30th at 11:00 am PST and 2:00 pm EST. The call-in number is 416-695-9706. The conference call will also be webcast simultaneously on the Company's website and a security analyst and investor presentation can be found at www.poptal.com in
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the investor relations section.